                                                                   EXHIBIT 10.27

                            CLINICAL TRIAL AGREEMENT
                            ------------------------

This Clinical Trial Agreement ("Agreement") is entered into as of the 28 day of August, 1996 (the "Effective Date"), by and among Aastrom Biosciences, Inc. ("Aastrom"), located at 24 Frank Lloyd Wright Dr., Lobby L, Ann Arbor, MI 48105, and Loyola University Medical Center Cancer Center (the "Institution"), located at 2160 South First Avenue, Maywood, IL 60153. Definitions shall have the meaning as set forth in Exhibit A.


                                    RECITALS

     WHEREAS, Aastrom is the developer, manufacturer and/or licensee of medical devices and materials, such as a Cell Production System ("CPS") device and related materials and device, which have potential medical application for use in subjects care and research;

     WHEREAS, Aastrom desires to conduct a human clinical trial ("Study") of the CPS in subjects in accordance with a protocol entitled "A Pilot Trial of Autologous Transplantation For Patients With Advanced Breast Cancer Using Marrow Cells Expanded Ex Vivo" ("Protocol") which is incorporated herein by reference as Exhibit B attached hereto;

     WHEREAS, the Institution has research, clinical and medical facilities, technical capabilities and expertise in order to conduct the Study in accordance with the Protocol;

     WHEREAS, the Study contemplated by this Agreement is of mutual interest and benefit to the Institution and to Aastrom such that the parties hereto desire to have the Institution conduct the Study under the qualified direction of Patrick
J. Stiff, M.D. (the "Principal Investigator"); and

     WHEREAS, Aastrom and the Institution agree to conduct the Study in accordance with the terms and conditions hereinafter set forth.

                                   AGREEMENT

I.   CLINICAL TRIAL DESCRIPTION

     The Institution agrees to undertake and complete the Study described in the Protocol (Exhibit B) in compliance with all applicable laws, rules and regulations relating to the Study, including without limitation, all laws, rules and regulations concerning or promulgated by the Food and Drug Administration ("FDA").

     Aastrom agrees to provide the Institution the laboratory and clinical equipment listed in the Schedule of Laboratory and Clinical Equipment on Exhibit C which are reasonably necessary for the Institution to conduct the Study. Aastrom shall retain title to all such equipment which shall promptly be returned to Aastrom upon request by Aastrom.

II.  FUNDING

     Aastrom shall provide payments to the Institution in accordance with the terms contained in the Clinical Trial Budget (Exhibit D) and the Schedule of Clinical Trial Milestone Payments (Exhibit D) incorporated herein.

III. CONDUCT OF STUDY

     A.   Facilities
          ----------

          The Study shall be conducted only at the following locations: Loyola University Medical Center Cancer Center, 2160 South First Avenue, Maywood, IL 60153. The CPS and other Study materials may not be transferred to any other location or to any third party without the prior written consent of Aastrom.

     B.   Investigator
          ------------

          The Institution agrees that the Study will be conducted under the direction of the Principal Investigator in accordance with the Protocol and the Investigator Agreement (see Section 13.0 of the Clinical Protocol) and incorporated herein by reference. The Principal Investigator may, subject to the prior written consent of Aastrom, designate a clinical coordinator and one or more subinvestigators to assist in conducting the Study. The Institution acknowledges that the Principal Investigator and subinvestigators have each executed an Investigator Agreement, copies of which are included in Exhibit E. In the event that additional subinvestigators are added to the Study, such subinvestigators must execute and deliver an Investigator Agreement which shall be deemed incorporated by reference into this Agreement. In the event the Principal Investigator can no longer function in such capacity, then Aastrom and the Institution shall attempt to agree on a replacement. If a mutually acceptable replacement cannot be agreed upon, this Agreement and the Study at the Institution shall terminate. The Institution agrees that it will use its best efforts to recruit qualified subjects for enrollment in the Study consistent with the guidelines contained in the Protocol and the best interest of the subject; however, no subjects shall be enrolled in the Study if they are currently enrolled in another investigational study without the prior written consent of Aastrom.

     C.   Compliance with Protocol
          ------------------------

          Any changes to the Protocol may only be made with the prior written agreement of Aastrom; provided that during the Study, if the Principal Investigator feels that it is necessary to deviate from the Protocol in order to protect the life or physical well-being of a Study subject before written approval can be obtained, he/she may do so in accordance with the procedures detailed in the Protocol.

     D.   Institutional Review Board Approval and Informed Consent
          --------------------------------------------------------

          The Institution will obtain: (i) the approval of the governing Institutional Review Board ("IRB") prior to initiating the Study and thereafter as required by applicable laws, rules and regulations; and
          (ii) prior written informed consent of all subjects and/or their legal guardians in a form that is substantially the same as provided in the Protocol and satisfactory to both the governing IRB and Aastrom and in compliance with applicable laws, rules and regulations.

     E.   Adverse Events
          --------------

          The Institution shall immediately notify Aastrom (Thomas E. Muller, Ph.D., Vice President Regulatory Affairs at 313/930-5555 and/or by fax at 313/930-5520) of any unanticipated adverse effect, whether ascribed to the investigational device or not, in accordance with the instructions provided in the Protocol.

IV.  STUDY MONITORING AND ACCESS TO FACILITIES

     Aastrom's designated representatives and/or authorized representatives of regulatory agencies may, at all reasonable times, visit the Institution in order to: (i) determine the adequacy of the facilities, (ii) validate case reports against original data in the subject medical records and the files of the Principal Investigator, and (iii) monitor the conduct of the Study to determine whether the Study is being conducted in compliance with the Protocol and all applicable laws, rules and regulations. The Institution agrees to obtain any required subject release(s) to allow Aastrom's designated representatives, and/or authorized representatives of regulatory agencies, to conduct such review prior to enrolling each subject in the Study.

V.   REPORTS

     The Institution agrees to have the Principal Investigator submit reports to Aastrom and the reviewing IRB in accordance with the Protocol and all applicable laws, rule and regulations.

VI.  PROPRIETARY RIGHTS

     A.   Data and Materials
          ------------------

          The Institution understands and agrees that the underlying rights to the CPS and other intellectual property and materials which are the subject of the Protocol belong to Aastrom. The parties agree that the Institution shall retain control over the CPS and Study materials, and further agree not to allow access to, disclose the existence or nature of, or transfer the CPS or Study materials to third parties without advance written approval of Aastrom. Aastrom reserves the right to distribute the CPS and Study materials to others and to use them for its own purposes. Title to the CPS and Study materials shall remain with Aastrom. Further, the Institution agrees that data and materials derived as a direct result of the Study described in the Protocol (hereinafter referred to as "Clinical Trial Information") whether generated by the Institution, the Principal Investigator, and/or their agents or employees, either solely or jointly with others, is the property of Aastrom; provided that the Institution and the Principal Investigator may utilize the Clinical Trial Information in furtherance of academic publications authorized by this Agreement and for subject care purposes.

     B.   Patent Ownership and Related Matters
          ------------------------------------

          The Institution agrees that the Study results and any inventions or discoveries by the Institution, the Principal Investigator or their agents or employees during the Study that are modifications, improvements or new uses applicable to the CPS or that are a direct result of the performance of the Study in accordance with the detailed testing Protocol provided by Aastrom to Institution and which are dependent on, or relate to, the Study, the claims of Aastrom's patentable inventions, the use of the cells processed through the CPS or Aastrom's Confidential Information shall be the property of Aastrom. Any invention arising out of the work performed under this Study solely by the Institution and not covered in the previous sentence shall be the exclusive property of the Institution (the "Institution Invention") and shall not be considered a part of Aastrom's Confidential Information. The Institution shall promptly disclose each such Institution Invention and the terms under which the Institution would be prepared to license it. Aastrom shall have a right of first refusal to exclusively develop, license and commercialize such Institution Invention. Aastrom shall have sixty
          (60) days after receipt of such disclosure to exercise its right of first refusal, and if so exercised, the parties shall thereafter negotiate a mutually acceptable licensing agreement in good faith. If the Institution at any time offers such Institution Invention on terms different than those disclosed to Aastrom, the Institution shall offer such Institution Invention to Aastrom on such different terms in accordance with the first right refusal herein. The Institution and Principal Investigator shall not obtain, or attempt to obtain, patent coverage on the CPS or its use without the express written consent of Aastrom. The Institution and the Principal Investigator shall assist Aastrom in prosecuting any Aastrom patent applications and shall execute and deliver any and all instruments necessary to make, file and prosecute all such applications, divisions, continuations, continuations-in-part or reissues thereof.

VII.  WARRANTIES AND REPRESENTATIONS

      A.  No Warranties
          -------------

          It is understood that the CPS is experimental in nature, has not been approved for commercial distribution and is provided hereunder for investigational purposes only. NEITHER THE INSTITUTION NOR AASTROM MAKES ANY REPRESENTATIONS OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION WITH RESPECT TO SAFETY, EFFICACY, MERCHANTABILITY, FITNESS FOR ANY PURPOSE OR NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS, WITH RESPECT TO THE PRODUCT OR INFORMATION PROVIDED TO THE OTHER HEREUNDER.

      B.  Representations of the Parties
          ------------------------------

          Each party hereto represents that it has right to enter into and perform its respective obligations under this Agreement.

      C.  Representations by the Institution and the Principal Investigator
          -----------------------------------------------------------------

          The Institution represents that: (i) it has adequate facilities and staff to conduct the Study in accordance with the Protocol; (ii) the governing IRB is qualified to review and approve the Study; and (iii) the Principal Investigator is qualified by education and training to conduct the Study and has not been disqualified, or otherwise limited, as a clinical investigator by the FDA or any other regulatory or administrative body. The Institution represents that the Principal Investigator and all other investigators and personnel that may perform services hereunder are its employees and shall abide by the terms and conditions of this Agreement as if each were a party hereto.

VIII.  LIMITATIONS OF LIABILITY

       In no event shall any party be liable to the other party hereto for any incidental, special or consequential damages.

IX.    INDEMNIFICATION

       A. Indemnification of Aastrom
          --------------------------

          Aastrom agrees to indemnify, defend and hold harmless the Institution, the Loyola University System, and their Regents, officers, agents and employees from and against any and all claims, suits, and liabilities (collectively "Liabilities") arising out of or resulting from the activities to be carried out pursuant to the obligations of this

          Agreement, including but not limited to the use by Aastrom of the results of the Study; provided that such Liabilities do not arise from:

          i. a failure to adhere to the Protocol or written instructions relative to use of the CPS of other materials utilized in the Study;

          ii. a failure to comply with any applicable law, rule or regulation relating to the Study, including without limitation, all FDA regulations or other governmental requirements; or

          iii. the negligence or willful misconduct by the regents, officers, agents or employees of the Institution or the Loyola University System.

     B.   Indemnification by the Institution
          ----------------------------------

          The Institution agrees, to the extent allowed by the Constitution and the laws of the State of Illinois, to indemnify, defend and hold harmless Aastrom and its directors, officers, agents and employees from and against any and all Liabilities they may suffer in connection with the Study which arise out of the negligent acts or omissions of the Institution, its employees or agents pertaining to the activities to be carried out pursuant to the obligations of this Agreement; provided, however, that Institution shall not hold Aastrom harmless from claims arising out of the negligence or willful malfeasance of Aastrom, its directors, officers, agents or employees, or any person or entity not subject to Institution supervision or control.

     C.   Notification
          ------------

          The Institution and Aastrom each agree to notify the other in writing as soon as they become aware of a claim or action and to, subject to the statutory duties of the Illinois Attorney General, cooperate with the management and defense of such claim or action. The indemnifying party agrees, at its own expense, subject to the statutory duties of the Illinois Attorney General, to provide attorneys of its own selection to defend against any actions brought or filed against the indemnified party with respect to the subject of indemnity contained herein. The indemnifying party shall, subject to the statutory duties of the Illinois Attorney General, control the defense of any action; however the indemnified party may, at its own expense, participate by providing attorneys of its own selection. No indemnified party shall compromise or settle any claim of action without the prior written approval of the indemnifying party.

X.   RESTRICTIONS ON USE; COMPLIANCE WITH LAWS

     The Institution and the Principal Investigator agree that the CPS will be used for clinical research purposes only in connection with the Study by the Principal Investigator and his/her subinvestigators at the facility(ies) described in Section III.A. under suitable containment conditions. Neither the Institution nor the Principal Investigator shall use the CPS for any commercial purposes, including screening, production or sale. The CPS will not be used in the treatment or diagnosis of human or animals except for the purpose of conducting the Study as described in the Protocol. The Institution agrees to comply with all laws, rules and regulations applicable to the Study and the handling, use and disposal of any Study materials. The CPS is to be used with caution and prudence since all of its characteristics are not known.

XI.  CONFIDENTIALITY

     A.   Treatment of Confidential Information
          -------------------------------------

          The Institution agrees that it will not disclose or use Confidential Information for any purpose other than the purpose of conducting the Study, obtaining any required review of the Protocol or its conduct, or ensuring proper medical treatment of any subject or subjects. The Institution agrees to limit distribution of Aastrom's Confidential Information to Institution personnel on a need-to-know basis. The Institution agrees to ensure that its personnel abide by the confidentiality obligations as set forth herein in accordance with
          Section VII.C. The obligations set forth in this Section XI.A. shall survive for a period of five (5) years following the termination or expiration of this Agreement.

          The term "Confidential Information" shall mean any and all oral, written or tangible proprietary or confidential ideas, inventions, information, data, plans, materials and know-how or the like owned, controlled or developed by Aastrom or developed under the Agreement and disclosed to Institution. Aastrom shall attempt to identify the confidential status of Confidential Information disclosed hereunder, but the failure to so mark or identify shall not destroy the confidential nature of such Confidential Information. Without limiting the generality of the foregoing, Confidential Information shall include, without limitation, all clinical trial plans, protocols, information, data analyses, proprietary equipment, and materials related to the Confidential Information. Confidential Information shall not include any information which the Institution can demonstrate:

          i. Was known to the Institution prior to receipt from Aastrom, provided that the Institution promptly notifies Aastrom in writing of the same promptly after disclosure by Aastrom;

          ii. Is or becomes part of the public domain through no act by or on behalf of the Institution;

          iii. Was lawfully received by the Institution or the Principal Investigator from a third party who had a legal right to disclose the same; or

          iv.  Is required by law or regulation to be disclosed.

          In the event that Confidential Information is required to be disclosed pursuant to subsection iv., the Institution will notify Aastrom to allow Aastrom to assert whatever exclusions or exemptions may be available to it under such law or regulation.

     B.   Publicity
          ---------

          No publicity, new releases, or other public announcement, written or oral, relating to the Agreement, to any amendment hereto or to performance hereunder or to the existence of an arrangement between the parties, shall be originated by either party without the prior written approval, such approval not to be unreasonably withheld, of the other party except as shall be required by law.

      C.  Use of Name
          -----------

          No Party shall use or publicly disclose the name of another party hereto without the prior written consent, such consent not to be unreasonably withheld, of such other party except that the name of a party may be disclosed to regulatory bodies such as the FDA, Securities and Exchange Commission or as required by law.

XII.  PUBLICATION RIGHTS

      At least thirty (30) days prior to submission for publication, the Institution agrees to provide Aastrom a final draft of any manuscript describing the results obtained by the Institution from the Study. Aastrom shall be permitted to advise as to the implications of such manuscripts upon patentability of any inventions or the potential effects on commercialization. The Institution shall, upon Aastrom's request, delete any of Aastrom's Confidential Information and shall consider all reasonable editorial suggestions based on sound scientific and clinical judgment, Aastrom acknowledges that Institution shall have the final authority to determine the scope and content of any publication, provided that such authority shall be exercised with reasonable regard for the commercial interests of Aastrom. Subject to Aastrom's right to delete such Confidential Information and to propose mutually agreeable modification of such manuscripts, the Institution shall have the right to submit the manuscript for publication. However, if Aastrom determines that any invention disclosed therein is patentable and that a patent application should be filed on such invention, Aastrom shall notify the Institution in writing and the Institution shall postpone publication for a period not to exceed sixty (60) days from said notice (unless otherwise mutually agreed in writing) to provide time for patent applications to be filed.

XIII. TERM AND TERMINATION

      A.  Term
          ----

          Except as otherwise provided in this section, this Agreement shall commence on the Effective Date hereof and continue for the period necessary to satisfy the requirements of the Protocol.

      B.  Termination
          -----------

          Aastrom and the Institution shall have the right to terminate this Agreement at any time without cause upon thirty (30) days prior written notice. Any party may terminate the Study at any time if, in its opinion, it is in the best interest of the Study subjects.

      C.  Termination Obligations
          -----------------------

          Any termination of this Agreement shall not relieve any party hereto of any obligation or liability accrued hereunder prior to such termination, or rescind or give rise to any right to rescind anything done hereunder prior to the time such termination becomes effective; nor shall such termination relieve any party from any obligation which, by its nature, survives termination including the obligations set forth in Articles IV through IX and X.D.

          The parties further agree that all Study data and used and unused Study equipment, materials and supplies, including the CPS, provided to the Institution by Aastrom for the purpose of this Study will be returned to Aastrom promptly upon request by Aastrom.

XIV.  MISCELLANEOUS

      A.  Independent Contractor
          ----------------------

          The Institution recognizes and agrees that it is operating as an independent contractor and not as an agent of Aastrom. The Agreement shall not constitute a partnership or joint venture, and no party may be bound by the other to any contract, or make any representations or warranties, express or implied, on behalf of another party, or otherwise create any liability against another party in any way for any purpose.

      B.  Assignment
          ----------

          The rights and obligations of the parties under this Agreement shall bind and inure to the benefit of the successors, assigns and transferees of the parties; provided, however, this Agreement shall not be assignable by either party without the prior written consent of the other party.

      C.  Governing Law
          -------------

          This Agreement shall be construed and interpreted in accordance with and governed by the laws of the State of Illinois.

      D.  Alternative Dispute Resolution
          ------------------------------

          Any controversy or claim arising out of or relating to this Agreement or the breach thereof, including, without limitation, disputes relating to patent validity or infringement arising under this Agreement, shall be settled through use of an appropriate method of Alternative Dispute Resolution, including, without limitations, by arbitration in accordance with the rules of the American Arbitration Association, and judgment upon an award rendered may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties shall be entitled to petition any court of competent jurisdiction in the event of any alleged breach of Article XI.

      E.  Entire Agreement:  Modification
          -------------------------------

          This Agreement contains the entire agreement and understanding between the parties and supersedes all prior agreements and understandings between them relating to the subject matter hereof.

      F.  Headings
          --------

          The headings of this Agreement are to facilitate reference only, do not form a party of this Agreement and shall not effect the interpretation thereof.

      G.  Severability
          ------------

          If any provision of this Agreement or portion of this Agreement is construed or declared to be invalid, such provision or portion shall be deemed reformed to become valid in a manner consistent with the parties' intentions under this Agreement, and the validity of the remaining portions and provisions of this Agreement shall not be affected thereby and shall remain in full force and effect.

      H.  No Waiver
          ---------

          No waiver of a breach by a party of any provision of this Agreement shall be construed to be a waiver of any other breach of the same of any other provision.

      I.  No Implied License
          ------------------

          No right or license to the CPS or to its use is granted by Aastrom or implied as a result of the transmission of the CPS to the Institution under the supervision of the Principal Investigator, except to the limited extent necessary to conduct the Study. The transfer of the CPS provided for herein does not constitute a public disclosure.

      J.  Necessary Acts
          --------------

          At the request of Aastrom, the Institution and the Principal Investigator shall execute any documents and take any actions which may be necessary, in the opinion of Aastrom, or its legal counsel, to evidence or perfect any rights of Aastrom hereunder.

      K.  Counterparts
          ------------

          This Agreement may be executed in counterparts all of which together shall constitute one and the same instrument.

      L.  Notices
          -------

          All notices and other communications permitted or required under this Agreement shall be in writing and shall be deemed to have been given when received at the addresses set forth on the signature page hereof, or at such other address as may be specified by one party in writing to the other. Said written notice may be given by mail, telecopy, rush delivery service, telegram, telex, personal delivery or any other means to the parties at the addresses as follow:

          If to the Institution:

          Lori Burlew                                      ph: (708) 327-3307
          Administrator, Division of Hematology/Oncology   fx: (708) 327-3319
          Loyola University Medical Cancer
          2160 South First Avenue
          Maywood, IL 60153

          If to the Principal Investigator:

          Patrick J. Stiff, M.D.
          Associate Professor of Medicine
          Loyola University Medical Center
          2160 South First Avenue
          Cancer Center - Room 240
          Maywood, IL  60153
          ph:  708-327-3148
          fx:  708-327-3220

          If to Aastrom:

          Thomas E. Muller, Ph.D.
          Vice President Regulatory Affairs
          24 Frank Lloyd Wright Drive, Lobby L
          Ann Arbor, MI  48105
          ph:  313-930-5573
          fx:  313-930-5520

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date and year first above written.

INSTITUTION:                   AASTROM:

LOYOLA UNIVERSITY              AASTROM BIOSCIENCES, INC.
MEDICAL CENTER


By: /s/                        By: /s/ R. DOUGLAS ARMSTRONG, PH.D.
   ---------------------          --------------------------------------------
                                  Name:  R. Douglas Armstrong, Ph.D.
                                  Title: President and Chief Executive Officer


Date:9/19/96                   Date:  9/3/96
     -------------------              ----------------------------------------

I have read this agreement and
understand my obligations hereunder:


By:  /s/ PATRICK J. STIFF, M.D.
    ---------------------------
     Patrick J. Stiff, M.D.
     Principal Investigator
     Associate Professor of Medicine
     Director, Bone Marrow Transplantation Program

                                   EXHIBIT A

                                  DEFINITIONS

1.   Aastrom.  Aastrom shall have the meaning as set forth in the first
     --------
     paragraph of this Agreement.

2.   Clinical Trial Information.  Clinical Trial Information shall have the
     ---------------------------
     meaning as set forth in Section VI.A. of this Agreement.

3.   Confidential Information.  Confidential Information shall have the meaning
     -------------------------
     as set forth in Section XI.A.

4.   CPS.  The CPS means the Cell Production System developed by Aastrom for the
     ----
     ex vivo growth and expansion of human stem and hematopoietic progenitor cells. The CPS consists of: (a) a single use Cell Cassette in which the growth and expansion of cells takes place; (b) dedicated laboratory instruments to facilitate the cell culture process and associated cell inoculation and harvest procedures; (c) single use growth medium required for the cell culture to which specified growth factors and glutamine are added; and (d) single use harvest reagents which facilitate the removal of the expanded cells from the Cell Cassette.

5.   Effective Date.  The Effective Date shall have the meaning as set forth
     ---------------
     in the first paragraph of this Agreement.

6.   FDA.  FDA shall have the meaning as set forth in Article 1 of this
     ----
     Agreement.

7.   Institution.  Institution shall have the meaning set forth in the first
     ------------
     paragraph of this Agreement.

8.   Institution Invention.  Institution Invention shall have the meaning set
     ----------------------
     forth in paragraph VI.B. of this Agreement.

9.   Principal Investigator.  Principal Investigator shall have the meaning
     -----------------------
     set forth in the Recitals on page 1 of this Agreement.

10.  Protocol.  Protocol shall have the meaning as set forth in the Recitals on
     ---------
     page 1 of this Agreement.

11.  Study.  Study shall have the meaning as set forth in the Recitals on
     ------
     Page 1 of this Agreement.

                                   EXHIBIT B

                       LOYOLA UNIVERSITY MEDICAL CENTER

                        BONE MARROW TRANSPLANT PROGRAM

     A PILOT TRIAL OF AUTOLOGOUS TRANSPLANTATION FOR PATIENTS WITH ADVANCED BREAST CANCER USING MARROW CELLS EXPANDED EX VIVO.



Principal Investigator

Patrick J. Stiff, M.D.
Director, BMT Program
Loyola University Medical Center
2160 South First Avenue
Maywood, Illinois 60153
Ph: 708-327-3148
Fax: 708-327-3220


Co-Investigators

BMT Ex Vivo Expansion Team:  Robert Bayer, M.D., David Peace, M.D., Deepak
                             Malhotra, M.D., Bahao Chen, M.D., David Oldenberg

June 21, 1996
REVISED AUGUST 5, 1996

1.0  OBJECTIVES

     1.1 To assess the safety of the mixture of early-, mid-, and late-stage bone marrow-derived mononuclear cells produced in the Aastrom Cell Production System (CPS) when infused into patients with breast cancer.

     1.2 To determine the biological effect in terms of hematopoietic recovery after infusion of ex vivo-produced hematopoietic cells following high dose chemotherapy as treatment of patients with breast cancer.

     1.3 To record the clinical disease related outcome in these patients with advanced breast cancer- clinical tumor response, duration of responses, and disease free duration post-high dose chemotherapy.

2.0  BACKGROUND

     2.1  Ex Vivo Expansion: Current Status June 1996
          Autologous bone marrow transplantation has been increasingly employed as supportive therapy for subjects undergoing high dose chemotherapy or chemoradiotherapy for malignant diseases, including lymphoma, leukemia, and breast cancer. Breast cancer is now the most frequent indication for autologous bone marrow or blood progenitor cell transplantation.

          Despite the use of cytokines such as granulocyte-macrophage colony-stimulating factor (GM-CSF) and granulocyte colony-stimulating factor (G-CSF) following bone marrow reinfusion, there is an obligate period of profound pancytopenia lasting 1-3 weeks, and delayed engraftment can occur, resulting in morbidity or mortality.

          The safety, comfort, and cost of stem- and progenitor cell harvest are also concerns. The standard techniques employed to harvest bone marrow involves obtaining 500-1500 mL of bone marrow from the marrow donor, usually under general anesthesia. In addition to the discomfort caused by the hundreds of marrow aspirates performed, donors are subject to the risks of general anesthesia. Finally, the bone marrow harvest procedure is expensive. Alternatively, stem- and progenitor cells can be collected from peripheral blood by apheresis, but this requires chemotherapy and/or growth factors for mobilization and multiple collections are generally necessary, which are costly.

          Recently, novel technology has been developed to produce stem- and progenitor cell populations in vitro, commonly referred to as ex vivo expansion. Hematopoietic cell expansions achieved with this technology are based upon the principles of continuous perfusion culture, a bioengineered metabolic environment, augmented by hematopoietic growth factors. Through this technology, a small bone marrow or peripheral blood mononuclear cell population can be perfused ex vivo so that total cell numbers, colony forming units (CFU-S) and long term culture initiating cells (LTC-ICs) increase up to 20 fold (1-17). In a preliminary study, Brugger et al recently reported that expanded cells alone can reconstitute hematopoiesis after high dose chemotherapy
(18).

Important differences exist among approaches, systems and devices used for ex vivo expansion. This study utilizes the Aastrom CPS, which includes a cell culture device and a biological environment designed to allow the establishment of a stromal adherent layer, using constant perfusion with medium, and relatively low concentrations of hematopoietic growth factors. Preliminary studies at MD Anderson Cancer Center (DM94-127), using transplantation of ex vivo-produced cells prepared with this system, in combination with a standard autologous marrow transplant, indicate that ex vivo expansion can be performed reliably and reproducibly, and that no toxicity occurs with intravenous infusion
(19). Ten patients, age 18-60 years with breast carcinoma, were entered into a study transplanting bone marrow plus ex vivo-produced cells. Bone marrow was harvested, collecting greater than 2 x 10/8/ nucleated cells/kg and greater than
0.5 x 10/6/ CD34+ cells/kg. Twelve days prior to the planned bone marrow transplant, 2.25 x 10/8/ mononuclear cells were inoculated into a cell culture device, part of the CPS, and continuously perfused with medium containing PIXY321 (5 ng/mi), Epo (0.1 U/ml) and hydrocortisone (5 x 10-6 M). The expansion reproducibly increased total nucleated cells, CFU-GM, and long term culture initiating cells (LTC-IC). Patients received Cyclophosphamide 2.0 g/m2/d:
Thiotepa 240 mg/mi/d: BCNU 150 Mg/M2/d. Days -7, -6, -5, with reinfusion of the cryopreserved bone marrow on Day 0 plus the ex vivo-produced cells four hours later. No toxicity was observed from the expanded cell infusion. Nadir WBC was less than 0.1/ul. All patients engrafted within narrow time ranges, with median recovery of WBC greater than 200/ul on Day 8 (range 7-8) granulocytes greater than 500/ul on Day 11 (range 10-13) and platelets greater than 25,000/ul on Day 16 (range 13-21) and greater than 50,000 on Day 20 (range 18-27). A median of 4 (range 1-9) platelet and 4 (range 2-9) RBC transfusions were administered. No grade greater than 2 toxicity occurred from the chemotherapy or bone marrow infusions. Four patients had infections unrelated to the infusion of the cells produced in the CPS. These data compare favorably with 29 historical controls receiving the same chemotherapy and autoBMT without cell expansion, in which granulocytes recovered to greater than 500 on Day 11 (range 7-29) and platelets to greater than 25,000 and greater than 50,000 on Days 24 (range 9-78) and 28 (range 9-147), respectively.

A potential advantage of collecting a relatively small marrow inoculum is that the number of contaminating malignant cells is reduced: additionally, growth of breast cancer cells is not stimulated under these expansion conditions (Brugger et al).

Application of this technology to autologous bone marrow and peripheral stem cells transplant offers a potentially attractive means to increase the efficacy and safety of autologous transplantation, while reducing its complexity and cost. In particular, this technology could eliminate the need for operative bone marrow harvests, produce more rapid recovery of hematopoiesis post-transplant, reduce the length of post-transplant hospitalization, and could increase the purity of the stem- and progenitor cells transfused. In addition, the inclusion of cytokine-primed progenitors could result in accelerated hematopoietic recoveries.

2.2  Previous Pre-Clinical Research

          During hematopoietic expansion culture, total cell numbers increase 8 to 11-fold over 12 days. This includes nonadherent, loosely adherent, and tightly adherent cells. Over 80% of the nucleated cells are viable, as shown by exclusion of propidium iodine stain (4) or Trypan blue dye. These cells have the morphological distribution of normal bone marrow cells, including blast cells and maturing granulocyte precursors, maturing erythroid cells, monocytes and macrophages.

          These expanded cells also show typical immunophenotype characteristics of normal granulocyte, erythroid, monocyte/macrophage megakaryocytic, and blast cells (5). Cell surface antigens identified using this technique include CD3, CD11b, CD15, CD20, CD33, CD71, and glycophorin
          A. While there are minor variations in staining patterns from sample to sample, the expanded cells are typically less than 3% CD3-.20-50% CD11b-, less than 1% CD19-, and 40-70% CD71-. The frequency of mature T and B lymphocytes in the expanded cell population is significantly reduced.

          As shown in the experiments summarized in the Table below, it was shown by Aastrom that varying the standard growth factor combination (IL-3-GM-CSF or PIXY321, Epo, SCF and flt3L) had a direct effect on the productivity of cells in the CPS, but the relative cell mixture composition remained substantially similar. These data were obtained in 36-well plate studies. This finding provided the original justification for selecting the growth factor combination (Epo - PIXY321 - flt3L) for this study to yield the desired relative composition and mixture of early-, mid- and late-stage cells produced in the pre-clinical experiments.

                                 Product/cm/2/

Growth Factors              CeilsX10/6/       CFU-GM       LTC-IC       n
       None                    0.58             404        yes/3/       7
Epo, GM-CSF, IL-3, SCF         2.35           4,790        48          23
  Epo, GM-CSF, IL-3            1.13          21,060        yes/3/       3
    Epo, PIXY, SCF             1.72          69,960        yes/3/       4
       Epo, PIXY               1.31           3,140        94           3
    Epo, PXY, fit3L            1.57          10,580        11          14

/2/LTC-IC were not evaluated, but in these conditions, 24 week CFU-GM producing cultures were obtained, representing an LTC-IC proxy.

Aastrom has projected, based on this pre-clinical research, that clinical-size CPSs are expected to yield a mean of 3.0 x 10/9/ cells, 17.7 x 10/6/ CFU-GM and
6.4 x 10/5/ LTC-IC per patient in this proposed clinical feasibility trial, and set the expected minimum per-patient cell yield from the CPS at 1.6 x 10/9/ total nucleated cells and 7.0 x 10/10/ CFU-GM. In an average 70 kg patient, this translates to a dose of 2 x 10/5/ CFU-GM/kg. The clinically standard ABMT engraving dose is reported to be 1 x 10/5/ CFU-GM/kg. Therefore, using the cell dose and the CFU-GM content in the cells produced in the CPS as a key progenitor marker, along with the reliable presence of early stage cells (e.g., LTC-IC, CD34-lin-), there is an expectation that the CPS-produced cells should provide a minimum full engraving dose for these subjects, with a greater number expected for most patients. Should the minimum cell number, 1.6 x 10/9/, not be attained, the cryopreserved back-up cells will be reconstituted and administered to a subject on Day 0.

It is anticipated that infusion of ex vivo-produced progenitors generated with the CPS will enhance engraftment and shorten time to recovery of granulocytes and platelets and, in so doing, reduce the incidence of infections, febrile episodes and the need for blood- and platelet transfusions.

Amended August 5, 1996: In several in vitro studies using tumor cells that are easy to detect in small quantities (neuroblastoma and B-cell CLL), the expansion process appeared to passively purge tumor cells of slightly less than one log to greater than three logs. When combined with the smaller inoculum of marrow needed to initiate the bioreactors as compared to a normal marrow harvest, the depletions appear to be as high as four to five logs. It is anticipated that since the marrows must be histologically normal for patients to enter this trial, i.e., undetectable amount of breast cancer cells, that expansion of tumor cells will not be important clinically. This is especially true since there is additional in vitro data to show that the cytokines used do not stimulate the growth of tumor cells when used whether in vitro or in vivo when used in closely monitored clinical trials.

The washing of the expanded cell products eliminates the amount of the cytokines to undetectable levels using a sensitive ELISA method. Only GMP (Good manufacturing process) cytokines are used for the expansion process, making it unlikely that any adverse clinical event will occur.

Microbial contamination has not been a problem in the patients treated to date and in preliminary studies done preclinically. This is likely because of the closed system setup, growth and collection of the expanded cells, the use of antibiotics in the growth media, and the assays done 48 hours prior to the collection of the expanded cells (day 10). In addition, all patients will be on prophylactic antibiotics at the time of the cell infusions as per routine BMTU protocols.

     2.3 High Dose Chemotherapy and Autologous Bone Marrow Transplant Breast Cancer

          Breast cancer is responsive to initial combination chemotherapy for metastatic disease with a 50-800,10 response rate and a 10-20% complete response rate, but few patients are cured and median duration of response is generally less than one year (20-24). Once patients relapse, the response to second-line therapy is 20-40% with very few complete responses (CR) and a median duration of response of 2-3 months and a median survival of 12 months.

          When patients with metastatic breast cancer receive high-dose chemotherapy, there is substantially higher complete response rate than that can be achieved with conventional treatment (25-38).
          Peters et al (39) used a regimen of Cyclophosphamide, Cisplatin, and BCNU or Melphalan in 22 ER-negative patients without prior induction chemotherapy, and reported a 54% CR rate and an overall response rate of 73% and a median duration of response of 7 months from the time of transplant. Antman et al recently reported similar results with a combination of high-dose Carboplatin. Cyclophosphamide and Thiotepa (26); each study reported approximately 20% 5-year disease-free survival. A recently published study that compared in a randomized fashion chemotherapy at conventional doses versus high dose therapy with stem cell rescue verified that this high dose approach is superior to conventional chemotherapy as measured both by progression-free as well as overall survival. Application of the same therapy to patients with Stage II breast cancer with greater than 10 positive nodes or Stage III disease has resulted in approximately 70% 5-year disease-free survival, substantially higher than that reported with standard adjuvant therapy in such patients.

3.0  BACKGROUND DRUG AND DEVICE INFORMATION

     3.1  Description of the CPS

          The single-use, sealed, sterile cell culture device in the Aastrom CPS consists of three rigid plastic parts separated by a gas-permeable, water-impermeable membrane. The lower cell culture chamber is continuously perfused by growth medium. The cells expand in culture on the plastic surface of the cell culture bed.
          The upper cell culture chamber is provided with a constant flow of gas, such that oxygenation of the cell culture bed is accomplished by diffusion across the membrane and through the culture medium. Carbon dioxide is removed by the same mechanism. The medium used to perfuse the cultured cells is stored in a closed vessel in an adjacent refrigerator at 4 degrees C whose only external connection is by medical grade tubing. A "Y" connector, attached to the effluent line, allows sampling of the cell product prior to harvest, to test for bacterial and fungal contaminants. A detailed device description is provided in the Operators Manual provided by Aastrom. The system to be used will include dedicated Aastrom instruments, the Processor and incubators which replace standard laboratory equipment and perform all of the steps in the cell production automatically and more importantly sterily, and in a close system manner, after the initial inoculation of the cells into the CPS. The incubator contains a cold compartment for media storage for perfusion during the 12 day culture (perfusion begins on Day 3), and a 37 degrees C compartment in which the Cell Cassette is placed for the duration of the culture.

3.1.1  Cell Culture Conditions

       The hematopoietic cells are suspended in tissue culture medium composed of Iscove's Modified Dulbecco's Media supplemented with 10% fetal bovine serum, 10% horse serum, hydrocortisone (5x10/-6/ M), PIXY321 (5 ng/mi), glutamine (4 mM), Erythropoietin (Epo 0.1 U/ml), flt3L (5 ng/mi), gentamicin sulfate (5 Fg/ml), vancomycin (20 Fg/ml), sterile water for injection, and are inoculated into the CPS, starting after Day 3. The cells are cultured in the CPS for 12 days at 37 degrees C with the tissue culture medium continuously replaced with fresh medium. Sampling of the culture medium is carried out 48 hours prior to harvest, to allow testing for bacterial and fungal contaminants.

       The cell harvest is performed automatically, by a programmed schedule with the Processor. In this process, the non-adherent fraction is removed from the cell culture device by draining the growth medium from the cell culture device into the harvest bag. The chamber is then rinsed with 50 ml of Hank's Balanced Salt solution (HBSS). This is followed by agitation of the cell culture device and collection of the rinse into the harvest bag. The adherent layer is detached from the cell culture bed surface by injection of 50 ml of Trypsin-EDTA solution. This is also followed by agitation of the cell production device and collection of the rinse into the harvest bag. The chamber is then given a final rinse by injecting 50 ml of HBSS. This is followed by agitation of the cell production device and collection of the rinse into the harvest bag. Again this is done automatically, sterily in a closed system fashion.

       Following collection, the cells are washed free of culture medium as detailed in the Operator's Manual. The final product is suspended in appropriate media for immediate infusion.

3.1.2  Cell Culture Media Information

       Studies by Aastrom and the University of Michigan have shown that, after the cell washing regimen, the added growth factors and other reagents are below detectable limits, using a very sensitive ELISA assay (R&D Systems, Minneapolis, MN, and Immunex Research Corporation, Seattle, WA). These levels are well below the level of biological activity. The horse and fetal calf sera are tested preclinically for contamination for bacteria, fungi, mycoplasma, endotoxin, and viruses. The expanded cell product is washed (See Operators Manual) prior to transfusion. Nonetheless, the human toxicities and contraindications identified for these drugs are included below:

       3.1.2.1       Recombinant Human Epo

                Recombinant Human Erythropoietin: Epoetin Alfa, Procrit, NOC 0062-7402-01 Amgen, Thousand Oaks, CA.

                Human Toxicity: Toxicities have included hypertension, headache, fever, seizures, and skin rash. The majority of these subjects had chronic renal failure, and these adverse events are frequent sequelae of chronic renal failure and were not necessarily attributable to Epo.

                Contraindications: Epo is contraindicated in subjects with: uncontrolled hypertension, known hypersensitivity to mammalian-derived products, and known sensitivity to human albumin.

       3.1.2.2       PIXY321

                PIXY321 is a fusion protein of granulocyte-macrophage colony-stimulating factor (GM-CSF) and interleukin 3 (IL-3).

       3.1.2.3       Recombinant GM-CSF

                Human Toxicity: Specific Toxicities include peripheral edema, pleural and/or pericardial effusions, fluid retention, sequestration of granulocytes in the lung, supraventricular arrhythmia, elevation of serum creatinine, and elevation of hepatic enzymes.

                Contraindications: GM-CSF is contraindicated in subjects with excessive leukemic blasts in the bone marrow or peripheral blood (greater than 10%), or with known hypersensitivity to GM-CSF, yeast-derived products, or any component of the product.

             3.1.2.4  Flt3 Ligand (flt3L)

                      The manufacturer of flt3L, Immunex Research and Development Corporation, Seattle, WA, has advised that a biologic Master File is in preparation for clinical, in vivo grade flt3L, and that the Master File will be submitted to the FDA in 1996, and will be available as reference for the purposes of this clinical feasibility trial (Letter, Immunex to Aastrom, December 11, 1995).

                      Immunex has also advised that flt3L appeared to be well tolerated when administered to mice and monkeys for 14 days, at doses up to 400@g/kg/day. Based on the safety profile established by Immunex, including the animal data generated to-date, flt3L has no apparent toxicities, and does not stimulate the proliferation and detrimental activation of mast cells.

                      As indicated above, the cells produced in the CPS are washed four times, resulting in a 5-log reduction in the presence of media components, to levels below detectable limits. An ELISA, supplied by Immunex, is used to determine residual flt3L levels subsequent to cell washing.

             3.1.2.5         Horse Serum

                      Contraindications: Known hypersensitivity to horse serum.

             3.1.2.6         Fetal Calf Serum

                      Contraindications: Known hypersensitivity to bovine serum.

3.2  CHEMOTHERAPY AGENTS AND CYTOKINES

     rhG-CSF (Filgrastim: NSC-614629)

     3.2.1 Chemistry: rhG-CSF is a protein produced in E. Coli into which the gene synthesized for high expression in E Coli has been inserted. The 175 amino acid protein has a molecular weight of about 18,800 daltons. rhG-CSF differs from the natural protein (M.W. 19,600 daltons) in that the N-terminal amino acid is a methionine and is not 0-glycosylated.

     3.2.2 Mechanism of Action: rhG-CSF is a hematopoietic regulator which has the ability to modulate the growth and maturation of myeloid cells, and in particular the proliferation and differentiation of granulocytes both in vitro and in vivo.

     3.2.3  Human toxicity:  Specific toxicities include medullary bone pain.

            musculoskeletal symptoms (muscle cramps, back and or leg pain); exacerbation of preexisting inflammatory conditions (psoriasis, arthritis, vasculitis); splenomegaly and hair thinning with prolonged administration. Elevated leukocyte alkaline phosphatase, uric acid, and lactate dehydrogenase. Progression of patients with myelodysplasia to acute myeloid leukemia occurred rarely during treatment with this agent.

     3.2.4 Pharmaceutical Data: rhG-CSF is supplied in colorless, glass, single use vials containing 1.6 ml of buffered solation at a concentration of 0.3 mg/ml. It is formulated as a sterile, colorless liquid in a 10 mM sodium acetate buffer at pH 4.0.

            Administration: rhG-CSF will be administered in this study subcutaneously. It will be undiluted and be drawn into 3 cc syringes. To reduce the possibility of bacterial contamination in this product which contains no preservatives, the syringes should be stored at 2-8 degrees C and used within 24 hours of preparation, rhG-CSF should not be frozen and vials or syringes that have been frozen should not be used.

     3.2.5 Supplier: This agent will be supplied through AMGEN for the trial free of charge to the patients.

3.3  Carboplatin (NSC-241240) (CBCDA)

     3.3.1 Human Toxicity: Side effects of Carboplatin (CBDCA) include myelosuppression, nausea, vomiting, loss of appetite. Rare toxicities include gross hematuria, hyponatremia, ageusia, allergic reaction, peripheral neuropathy, veno-occlusive disease, loss of hair, liver damage, kidney damage, hearing loss, dizziness and blurred vision. Two cases of optic neuritis have been reported in patients receiving carboplatin which were thought to be possible drug-related events. A single case of severe pulmonary toxicity has been reported.

     3.3.2 Pharmaceutical Data: Formulation: CBDCA is supplied as a sterile lyophilized powder available in single-dose vials containing 50 mg, 150 mg and 450 mg of Carboplatin for administration by intravenous injection. Each vial contains equal parts by weight of Carboplatin and mannitol. Immediately before use, the content of each vial must be reconstituted with either Sterile Water for Injection. USP, 5% Dextrose in Water, or 0.9% Sodium Chloride Injection, USP, according to the insert.

                 Diluent Volume

                  50 mg    5 mL

                          150 mg    15 mL
                          450 mg    45 mL

            These dilutions all produce a Carboplatin concentration of 10 mg/ml. CBDCA can be further diluted to concentrations as low as 0.5 mg/ml with 5% Dextrose in Water or 0.9% Sodium Chloride Injection, USP
            (NS).

     3.3.3 Storage & Stability: Unopened vials of CBDCA for injection are stable for the life indicated on the package when stored at controlled room temperature 150 - 300 C. and protected from light. When prepared as directed, CBDCA solutions are stable for 8 hours at room temperature. Since no anti-bacterial preservative is contained in the formulation, it is recommended that CBDCA solutions be discarded 8 hours after dilution. Parenteral drug products should be inspected visually for particulate matter and discoloration prior to administration.

     3.3.4  Administration:  Intravenous.

     3.3.5 Supplier: CBDCA is commercially available and will be purchased through third party payers.

3.4  Cyclophosphamide (NSC-26271)

     3.4.1 Mechanism of Action: Cyclophosphamide is a very weak alkylating agent, but enzymatic oxidation and a series of undefined subsequent reactions produce one or more molecules with alkylating activity. In experimental animals, the first step of activation occurs more extensively in the liver than in the neoplasm or other tissues of the host.

     3.4.2 Toxicities: Human toxicity includes alopecia, nausea and vomiting, stomatitis, leukopenia, anemia, thrombocytopenia, sterility or decreased gonadal function, hemorrhagic cystitis and fibrosis of the bladder.

     3.4.3 Pharmaceutical Data: Formulation: Cyclophosphamide is supplied in 100, 200, and 500 mg ampules containing white powder. The drug can be reconstituted in normal saline or 5% dextrose and water.

     3.4.4 Stability: Store at room temperature. Do not store at temperatures above 90 degrees F.

     3.4.5 Supplier: This drug is commercially available for purchase by the third party.

     3.5  Thiotepa (Triethylene-thiophosphoramide) (NSC-6369)

          3.5.1 Mechanism of Action: Thiotepa is a cytotoxic agent of the polyfunctional alkylating type related chemically and pharmacologically to nitrogen mustard. On the basis of tissue concentration studies, it is reported that Thiotepa has no differential affinity for neoplasms. Most of the drug appears to be excreted unchanged in the urine.

          3.5.2 Human Toxicology: The major side effects of Thiotepa are pain at the site of injection, nausea and vomiting, anorexia, dizziness, headache, amenorrhea and interference with spermatogenesis. Febrile reaction and weeping from a subcutaneous lesion may occur as the result of a breakdown of tumor tissue. Allergic reactions are rare, but hives and skin rash have been noted occasionally. The serious complication of excessive Thiotepa therapy, or sensitivity to the effects of this agent, is bone marrow depression. If proper precautions are not observed, it may cause leukopenia, thrombocytopenia and anemia. The most reliable guide to Thiotepa toxicity is the white blood count.

          3.5.3 Pharmaceutical Data: Formulation: Thiotepa is available in a powder form in 15 mg vials. The powder should be reconstituted in sterile water for injection.

          3.5.4 Storage and Stability: Reconstituted solutions may be kept for five days in a refrigerator without a substantial loss of potency. Vials containing Thiotepa should be stored at 2-8 degrees C (35-46 degrees F).

          3.5.5 Administration: The amount of diluent most often used is 1.5 ml resulting in a drug concentration of 5 mg in each 0.5 ml of solution. Thiotepa may be given by rapid intravenous administration or via continuous intravenous infusion.

          3.5.6 Supplier: This drug is commercially available for purchase by the third party.

     3.6  Intended Use

          The intended use of the CPS is to produce human stem- and hematopoietic progenitor cells to support subjects with compromised hematopoietic systems. A per-patient cell production procedure, beginning with 2.25 x 10/8/ nucleated bone marrow cells per device, will yield at least 1.6 x 10/9/ cells. The cells will not be infused if the cell yield is below this level; the back-up cells will be infused in such a case.

4.0  PATIENT ELIGIBILITY

4.1 Patients with histologically confirmed breast cancer with advanced disease as defined as high risk Stage II (greater than 10 LN), Stage III or stage IV (inflammatory, fixed to chest wall, or fixed axillary lymph nodes) or recurrent or metastatic disease.

4.2 Patients with measurable disease must have disease which is responsive to standard dose systemic chemotherapy administered prior to enrollment on study. Patients may have a maximum of two prior chemotherapy regimens for their disease. Patients with metastatic disease (beyond draining lymph nodes) with no evaluable or measurable disease following surgical resection, radiotherapy, or chemotherapy are still eligible.

4.3 Patients must have a Performance status of 0-1 by SWOG criteria (see appendix). As patient weight is used to calculate the minimum safe dose of CFU-GM to accomplish a transplant, and given the production capabilities of the CPS, patients in this initial trial must be less than 90 kg of actual body weight.

4.4 Patients must have received a cumulative adriamycin dose of less than 350 mg/m2 with no prior nitrosoureas, platinum or mitomycin C.

4.5 Patients must have recovered from prior therapy with at least 4 weeks since the last chemotherapy, 4 weeks since last radiotherapy, and 3 weeks since major surgery.

4.6 Patients must have adequate cardiac function as defined by a MUGA with an ejection fraction greater than or equal to 45%. Patients may not have active coronary disease as defined by angina or history of a myocardial infarction. In addition, patients must have no clinically apparent uncorrectable pulmonary disease such as corpulmonale or severe COPD, or be requiring oxygen therapy for any reason.

4.7 Patients with a history of or any evidence for brain metastases are ineligible. Head CT or MRI scans are not required if patients are asymptomatic.

4.8  Patients must have adequate organ function as defined by the following:
     Serum creatinine less than or equal to 1.5 mg/dl or calculated Cr-CI or greater than or equal to 60 ml/min: Hepatic function as defined by Bilirubin less than or equal to 2.0 mg/dl and AST/ALT less than or equal to 2 x institutional normal values: hematologic functional as defined by WBC greater than or equal to 3400/ul. Hgb greater than or equal to 9.0 gm/dl. platelet count greater than or equal to 140,000/ul.

4.9 Exclusion Criteria include: History of hypersensitivity to horse serum or fetal calf serum: Concurrent involvement in any other clinical trial that affects engraftment (e.g. other hematopoietic growth factors); treatment with any growth factors within two weeks; Previous pelvic radiotherapy rendering the marrow hypocellular, any co-morbid condition which, in the view of the Principal Investigator, renders the patient at high risk from treatment complications.

     4.10 Patients must undergo a BM biopsy and BM must be either free of disease by standard histologic exam, and a cellularity on biopsy of at least 35%.

     4.11  Patients must be less than 65 years of age.

     4.12  Patients must be HIV negative.

     4.13  Pregnant or lactating women may not participate.

     4.14  Patients with prior hemorrhagic cystitis are ineligible.

     4.15 Patients must be free of active systemic infection at the time of initiating therapy. Patients must have had no episodes of systemic mycotic infections, nor have required Amphotericin B therapy in the previous 12 months.

     4.16  Patients must be free of active CNS diseases (seizures, etc.)

     4.17 Patients must have signed an IRB approved consent form prior to trial enrollment.

     4.18 Patients may not have an active second malignancy within the previous 2 years except localized non-melanoma skin cancer or uterine cervical cancer in situ.

5.0  TREATMENT PLAN

     5.1   Registration

           All patients must be registered with the Data Management office at 708-327-3230 for entry on study. A total of 6-10 patients will be treated in this pilot study.

     5.2   Bone Marrow Harvest

           Patients will undergo back-up bone marrow harvest at any time prior to initiation of the ablative chemotherapy, with cryopreservation, using standard techniques. Patients must have greater than 2 x 10/8/ nucleated cells per kg harvested, including greater than 0.5 x 10/6/ CD34- cells/kg.

           The bone marrow harvest will be performed by standard technique in an operating suite under general or epidural anesthesia. In a standard harvest, approximately 500-1500 ml of marrow is withdrawn. Patients will have the back-up bone marrow collected simultaneously with the cells for ex vivo production. If a sufficient number of cells are collected, the bone marrow collected will be processed and a small fraction utilized for the ex vivo culture described below, and the remainder of the cells will be cryopreserved per standard technique and held as a back-up for use if the prescribed number of cells is not produced or if graft failure occurs. The cells for the expansion will be collected from the posterior iliac crest or from the sternum at the initiation of the harvest procedure. No more than 5 cc of marrow for the expansion will be aspirated from each bone puncture. Approximately 40 ml of marrow will be aspirated in this fashion.

5.3  Ex Vivo Cell Production

     As mentioned in other parts of the Protocol, at the time of bone marrow harvest, all harvested marrow will be delivered to the bone marrow laboratory for processing. A portion of the harvested marrow will be used for cell production in the CPS and balance of the harvested marrow will be cryopreserved. Twelve days prior to the scheduled bone marrow transplant,
     2.25 x 10/8/ mononuclear cells from freshly collected marrow will be placed into each CPS in the presence of PIXY321 (5 ng/mi), hydrocortisone (final concentration 5 x 10/-6/M), glutamine (4 mM), gentamicin sulfate (5 Fg/mi), vancomycin (20 Ff/mi), Epo (0.1 U/ml/day) and fit3L (5 ng/ml). The tissue culture medium will be supplemented with 1.0% fetal calf serum and 1.0% horse serum. All processing will be done using the dedicated CPS instrumentation. No standard laboratory equipment will be used for the expansion or processing of the cells. A sample of the harvested marrow will be sent for bacterial and fungal culture.

     The cell production will be performed in the Aastrom CPS, which is operated as a stand alone, dedicated piece of validated laboratory equipment (incubator, refrigerator, gas pumps) which provide for constant temperature
     (37C), pH (7.2-7.4), and delivery of sterile air (5% C02) to the hematopoietic cells.

     Two days prior to the completion of cell production, the cell culture effluent will be sampled to allow for bacterial and fungal testing including gram stain, endotoxin testing and mycoplasma. At the completion of the cell expansion process (12 days), the non-adherent fraction will be removed from the cell culture devices by draining the growth medium from the cell culture devices into the harvest bag. The devices will then be rinsed by using a syringe to inject 50 ml of an HBSS solution into an access port. This is followed by agitation of the cell culture device and collection of the rinse into the harvest bag. The adherent layer will be detached from the cell culture device surface by injection of 50 ml of Trypsin-EDTA solution via an access port. This is again followed by agitation of the cell culture device and collection of the rinse into the harvest bag. The chamber will be then given a final rinse with 50 ml of HBSS, again by injection via an access port. This is followed by agitation of the cell culture device and collection of the rinse into the harvest bag.

     The expanded cells will be washed according to the procedure outlined in the Operators Manual.

     All subjects will receive freshly harvested expanded cells. The expanded cells must be greater than 80% viable, as determined by Trypan blue dye, and the minimum total cell number, as determined by an automated cell counter, will be 1.6 x 10/9/ cells.

          As part of the standard laboratory in this Study, the total cell count, CFU-GM and LTC-IC will be determined for the starting and final cell number. The pre and post expansion sample will be sent for cytology and immunocytochemistry for breast cancer cells.

          Pre-transplant Evaluation of the cultured Cells: 48 hours prior to the collection of the expanded cells, the effluent from the CPS will be tested for bacterial and fungal contamination, as described above. If the bone marrow cultures are either visibly contaminated or are positively cultured for bacterial or fungal contamination, or if the cultures die, the expanded cells will not be returned to the subject, who will then simply receive her cryopreserved bone marrow.

          Flow Cytometry: Aliquots of the ex vivo produced cells (approximately 10 x 1 Or) will be removed at 12 days, placed in a tube containing sterile buffered medium, and shipped by overnight mail carrier to Aastrom Biosciences, Inc., Domino's Farms, 24 Frank Lloyd Wright Drive, Lobby L., Ann Arbor, MI, 48105. These cells will be analyzed for the presence of several cell surface markers (CD34, CD1 lb, CD15, CD33, CD3, CD4, CD8, CD19, CD71 and glycophorin A and other appropriate markers) in the laboratory at Aastrom as potential correlates for the cell production process. The Aastrom Laboratory operates under GLP (Good Laboratory Practices) guidelines.

          Release Criteria: Cells produced in the Aastrom CPS will be considered eligible for release and reinfusion if greater than 1.6 x 10' nucleated cells/kg are recovered after the expansion period and cell washing, and if greater than 80% of the nucleated cells are viable as judged by exclusion of Trypan blue dye. Microbial contamination studies collected from the expansion on Day 10 must be negative.

          If the expansion is not deemed sufficient, a patient will receive her backup marrow instead, without infusion of the expanded cells.

     5.5  Transplant Regimen

          5.4.1  High Dose Chemotherapy (STAMP V Regimen)

                 Chemotherapy will begin a minimum of 48 hours following the last pheresis. Prior to the administration of chemotherapy, patients will receive anti-emetics including ondansetron and dexamethasone. Chemotherapy will consist of the following:

                 Cylophosphamide 1500 mg/m2 Q day by continuous infusion (CI) for 4 days (d-7 through d-4) (96 hours) Total dose 6000 mg/m2

                 Thiotepa 125 mg/m2 Q day by CI for 4 days (d-7 through d-4) (96 hours) Total dose 500 mg/m2.

       Carboplatin 200 mg/m2 Q day CI for 4 days (d-7 through d-4) (96 hours) Total Dose 800 mg/m2.

       Supportive Issues:

       All patients will receive therapy through three separate lumens. The agents can not be mixed. Vigorous hydration will be included with a minimum of 200 cc/hour of IV fluids with diuretics as needed, while the chemotherapy is infusing and continuing till stem cell infusion. Patients will receive aggressive anti-emetic therapy with ondansetron, lorazepam, dexamethasone, etc.

5.4.2  Post-Transplant Growth Factor Support

       G-CSF (10 mcg/k/d) will be administered SQ until granulocytes greater than 2.0 x 1 O/9//l or greater than 1.0 x 1 O/9//l for 3 days. If granulocytes fall to less than 1.0 x 10/9//l, hematopoietic growth factor treatment can be resumed as indicated to maintain an absolute granulocyte count greater than 1.0 x 10/9//l. GM-CSF 250 mg/m2/d may be used in patients intolerant to G-CSF.

       Patients who require the administration of any myelosuppressive therapy in the first 7 days post transplant such as full dose Amphotericin B therapy will be required to receive the infusion of their back up marrow cells on that date.

5.4.3  Neutrophil Engraftment and Stopping Rules

       Neutrophil engraftment is defined as recovery as granulocytes to 0.5 x 10/9//l. Back-up autologous bone marrow will be infused intravenously per the following stopping rules:

a. Back-up cells will always be administered to subjects on Day -21 if ANC is less than 0.5 x 10/9//l; if back-up cells are administered to a subject on Day-21, it is reasonable to assume that an ANC level of 0.5 x 10/9/ can only be reached between Day -21 and Day -25 if the cells produced in the CPS alone contribute to a subject's recovery, because the administration of back-up cells would not be expected to impact engraftment so rapidly, between Days -21 and-25. It is relevant to point out that ANC recovery in the Day -18-25 time frame is often experienced in standard bone marrow transplantation.

b. If the ANC is greater than 500 on Day -28 but the platelet count is less than 20,000, the marrow cells will be infused on that date.

c. If the patient is experiencing a severe infection or uncontrolled bleeding at any point during the period of pancytopenia, the back-up cells may be administered at the discretion of the investigator.

                5.4.3.1       Stopping Rules

                         With the above as background, stopping rules will be as follows: the trial will be stopped and reevaluated if two subjects fail to reach ANC 0.5 x 10/9/v/1 by Day +25, even with the administration of back-up cells on Day +21;

                         The trial will also be stopped and reevaluated if four of the first five subjects, or if any five of the ten total subjects, required the administration of back-up cells because they failed to reach ANC
                         0.5 x 1 01/1 on or before Day +21.

6.0  PRETREATMENT EVALUATION

     6.1 Complete history and physical examination, including SWOG performance status (Appendix C)

     6.2  CBC, diff, and platelet count

     6.3  SMA 12 and electrolytes

     6.4  PT, PTT

     6.5  Cardiac ejection fraction

     6.6  Pulmonary function - DLCO

     6.7  HIV, hepatitis, HTLV-1 (1764 panel)

     6.8  Pregnancy test (in fertile women)

     6.9 Tumor staging as indicated including bone scan with X ray of hot spots. Chest X-Ray, CT scan abdomen, tumor markers, such as CEA will be assessed.

     6.10 Bilateral bone marrow aspirate and biopsy

7.0  STUDY PROCEDURES AND EVALUATIONS

     7.1 Interim history, physical examination and toxicity assessment daily while in hospital and at least weekly until WBC greater than 3000 and platelets greater than 100,000. Toxicity assessment will be made pre-infusion and 2 and 24 hours post-infusion of both the expanded and unexpanded bone marrow cells.

     7.2 CBC, diff, platelet counts daily while hospitalized and at least twice per week as an outpatient until WBC greater than 3000/ul and platelets greater than 100,000/ul.

     7.3  SMA twice per week while hospitalized. Electrolytes as indicated.

     7.4 Tumor restaging as indicated including bone scan with X ray of hot spots, CXR, CT scan of abdomen, and CEA, at day 60. Subsequent follow up is as indicated for patients with this malignancy.

     7.5 Criteria for discharge: A study subject will be eligible for discharge from the hospital when she meets the following criteria:
          afebrile for 2 or more consecutive days, ANC greater than 500 for 3 consecutive days and SWOG status of 0, 1 or 2.

          All study subjects will receive follow-up care and treatment (as appropriate) by their physician. The subjects' medical records will be available to medical study monitors should additional information be required.

8.0  DATA COLLECTION

     8.1  General Information

          Data will be recorded using a standard 'Theredex' reporting system at the time of each evaluation. Data must be recorded for all subjects from whom an Informed Consent is obtained.

     8.2  Contents
          Data to be collected at each of the study time period is as follows:
                 Pre-treatment Evaluation
                 ------------------------
                 Eligibility criteria
                 Demographic data
                 Medical history
                 Physical examination
                 Laboratory profile
                 Bone marrow biopsy
                 toxicity status

                 Baseline (Day 0)
                 ----------------

               Laboratory profile
               Bone marrow/cultured cell profile
               Transfusion record
               Toxicity assessment
               Vital signs
               Concomitant medication(s)
               Infection reporting and adverse effects greater than grade 3 - report immediately to sponsor as event occurs.

         Daily Evaluations (Post-transplant)
         -----------------------------------

          Laboratory profile
          Transfusion record
          Toxicity assessment (note preinfusion, 2 hour and 24 post infusion toxicity assessment above)
          Vital signs
          Concomitant medications

          Infection reporting and grade greater than 2 adverse effects - report immediately to sponsor as event occurs.

              Hospital Discharge (study completion)
              -------------------------------------

          Laboratory profile
          Vital signs

          Toxicity assessment
          Concomitant medications
          Infection reporting and Adverse Effects grade greater than 3 - Report immediately to sponsor as event occurs.

          Early termination or D60
          ------------------------
          Laboratory profile
          Assessment of late toxicity
          Transfusion record
          Vital signs
          Concomitant medications
          Study completion questionnaire

     8.3  Quality System

     Quality system procedures are designed to ensure that complete, timely, and accurate data are submitted, that protocol requirements are followed, and that complications and/or adverse reactions are immediately identified.

     The study monitors will promptly review all incoming data to identify inconsistent or missing data and adverse effects. Data problems will be addressed in telephone calls and correspondence to the investigational site and during site visits. Clinical monitoring procedures are described in
     Section 12 of this protocol. The Medical Monitor will receive immediate notification of adverse reactions Grade greater than 3. Both the site and
                                             --------------
     Aastrom will maintain secure hard copy Case Record Forms and data files.

9.0  ADVERSE EFFECTS

     All adverse effects, whether or not considered anticipated, must be recorded on the data sheets. Unanticipated effects, as defined below, must be reported promptly to the sponsor for further evaluation and adequate required reporting to IRBs and investigators.

     9.1  Anticipated Adverse Effects

          The preliminary clinical experience has not identified any serious adverse effects on health or safety caused by or associated with the CPS and no adverse effects related to the ex vivo use fit3 ligand are anticipated. Patients undergoing high dose chemotherapy are anticipated to experience anorexia, nausea, vomiting, mucositis, pancytopenia and associated infections while neutropenia. Some patients may develop organ toxicities from high dose therapy. The anticipated events are therefore those associated with bone marrow transplantation and/or chemotherapy.

     9.2  Unanticipated Adverse Effects

          An unanticipated adverse effect is:

          Any serious effect on health or safety or any life-threatening problem, or death caused by, or associated with, a device, if that effect, problem, or death was not previously identified in nature, severity, or degree of incidence in the investigational plan, or any other unanticipated serious problem that relates to the rights, safety or welfare of subjects. [21 CFR 812.3 (s)]. In particular, any unexpected grade III or IV toxicities or any other serious event that might be attributable to the infusion of the expanded hematopoietic cells.

          Reporting requirements:

           Unanticipated adverse effects should be reported to the Aastrom Study Director, Thomas E. Muller, Ph.D., Vice President Regulatory Affairs, immediately by the Investigator and subsequently to BRI.

           Aastrom requires an immediate telephone report followed by a written report within 5 days.

           An investigator shall submit to Aastrom and the reviewing IRB a report of any unanticipated adverse device effect occurring as soon as possible, but no later than 10 working days after the investigator learns of the effect [21 CFR 812.150 (a) (1)]. Aastrom shall immediately conduct an evaluation and report the results of the evaluation to FDA and to reviewing IRB's and participating investigator(s) within 10 working days after the sponsor first receives the notice of the effect [21 CFR 812.150 (b) (1)]. If Aastrom determines that an unanticipated adverse effect presents an unreasonable risk to subjects, all investigations or parts of investigations presenting that risk shall be terminated as soon as possible [21 CFR 812.46 (b)].

      9.3  DEPARTURE FROM PROTOCOL

           When a situation occurs which requires a departure from the protocol, the Principal Investigator or other physician in attendance will contact the Medical Monitor by telephone:

           Thomas E. Muller, Ph.D.
           Vice President Regulatory Affairs
           Aastrom Biosciences, Inc.
           24 Frank Lloyd Wright, Lobby L
           Ann Arbor, MI 48105
           Telephone:  313-930-5555
           Fax:  313-665-0485

           Contact with the Medical Monitor will be made as soon as possible in order to discuss the situation and agree on an appropriate course of action. The patient's medical records and source documents will describe the departure from the protocol and the circumstance requiring it.

10.0  STATISTICAL CONSIDERATIONS AND DATA ANALYSIS

      10.1 Evaluation of the Data

            All subjects will be evaluated. Descriptive statistics will be presented for demographic variables and baseline characteristics such as age, sex, medical history, physical examination results, cost information (especially as this relates to morbidity).

            The primary endpoint is the safety of the cells produced in the CPS. To assess the hematopoietic recovery post-infusion with ex vivo-produced cells, the day of engraftment is defined by the first day on which granulocytes less than 0.5 x 10/9//I are observed. Other secondary endpoints include nadir WBC and platelet count, febrile days, treatment related complications, antitumor response, and survival.

            Secondary Endpoints:

            a. The day of platelet transfusion independence with platelet count less than 20,000/MM3, 50,000/MM3 and 100,000/MM3 as defined by first of two consecutive time points on which platelet counts meet these endpoints not related to transfusion.

            b. Packed red blood cell transfusion and platelet transfusion requirements.

            c.  Number of documented infections.

            d.  Number of bleeding episodes.

            e.  Number of days of hospitalization.

            Tumor response and response duration

            a.  Patient survival at 90 days post transplant.

      10.2  Safety variables

            Safety variables summarized will include incidence of adverse effects (including duration, severity, and outcome). Other safety variables reported will include the incidence and types of laboratory abnormalities. When the frequencies are sufficiently large, a Fishers exact test or Chi-square test may be used to compare enrolled subjects and historical controls including approximately 65 patients receiving autologous bone marrow transplants without expansion using the same preparative regimen.

      10.3  Biological Effect Variables

            The following biological effects will be summarized:

            Incidence of febrile neutropenia
            Time to platelet transfusion independence Antibiotic usage:

            Number of days on antibiotics
            Number of total antibiotic days (# antibiotics x days) Number of days on antifungals
            Number of days on antivirals
            Number of documented infections
            Time to neutrophil engraftment
            Length of initial hospitalization

11.0  CLINICAL SUPPLIES

      A complete CPS description is provided in the Operators Manual. 1

      11.1  Materials and Supplies

            11.1.1         CPS

                    Aastrom will supply the CPS, which includes the cell culture device. This device consists of three rigid plastic parts (top, cell bed, and base), and a gas-permeable, water-impermeable membrane. Additional components include the means to facilitate air removal, seals to maintain leak-proof integrity, and mechanical fasteners.

            11.1.2         Growth Medium

                    The culture medium is prepared at the clinical site by supplementing a custom medium, produced to Aastrom specifications in a FDA-registered facility in compliance with GMPs (21 CFR 820), with glutamine and growth factors in accordance with a standard operating procedure. Medium components are shipped to or procured by the clinical trial site according to instructions, specifications and acceptance criteria defined by Aastrom.

            11.1.3         Supporting Tubing and Materials

                    Aastrom will supply the supporting tubing, harvest container, and waste container. These components will be supplied in sterile packages (for single use only).

      11.2  Packaging and Labeling

            The package labeling includes the statement "Caution.
            Investigational Device-Limited by United States Law to Investigational Use," Lot Number, "Sterile unless unit package is opened or damaged," and "Manufactured for Aastrom Biosciences, Inc."

      11.3  Assembly

            Components of the CPS will be received at the clinical test sites in sterile packages. The elements of the system will be connected under a laminar flow hood using aseptic technique provided in the Instructions for Use. The instructions for use will be provided by Aastrom.

      11.4  Storage Requirements

            The devices may be stored indefinitely under typical laboratory conditions (50 degrees to 90 degrees F) and may be transported at temperatures up to 125 degrees F.

      11.5  Retrieval and/or Disposal of Investigational Materials

            At the completion of the cell production process and harvest, the devices will be considered biohazardous waste and disposed of in accordance with standard procedures at the test site. Record will be made of the date of disposal and initials of the individual responsible for their disposition.

12.0  STUDY MONITORING

      12.1  Medical Monitor

            The Medical Monitor will review the investigational plan, review adverse - reactions and/or unanticipated device effects as reported by the Investigator and interpret clinical results.
            The Medical Monitor for this study is:

            Thomas E. Muller, Ph.D.
            Vice President Regulatory Affairs
            Aastrom Biosciences, Inc.

            Domino's Farms
            24 Frank Lloyd Wright Dr., Lobby L
            Ann Arbor, MI 48105
            Telephone: 313-930-5555
            Fax: 313-665-0485

      12.2  Clinical Monitor

            Aastrom has designated BRI International, Inc., as Clinical Monitor for this study. The Clinical Monitor is qualified by training and experience to oversee the conduct of the study. The Clinical Monitor's responsibilities include maintaining regular contact with the investigational site, through telephone contact, correspondence and on-site visits, to ensure that the investigational plan and FDA regulations are followed, that complete, timely and accurate data are addressed, and that the site facilities continue to be adequate. Any questions regarding these matters should be addressed to:


      Diane Goleb, Senior Project Director
      BRI International, Inc.
      15825 Shady Grove Road
      Rockville, MD 20850
      Telephone: 301-548-0500
      Fax: 301-548-0519

12.3  Monitoring Procedures

      12.3.1         Preinvestigational Site Visit

              The Preinvestigational Site Visit, conducted by the Clinical Monitor, will involve review of relevant FDA regulations and inspection procedures, the investigational plan, requirements for IRB review and approval, completion and submission of forms, record keeping requirements, and administrative reports.

              The adequacy of the facilities, the availability of the investigators, the potential number of study participants, and the provisions for staff support will also be assessed during the Preinvestigational Site Visit.

      12.3.2         Routine Monitoring Visits

              Regular clinical monitoring visits to the investigational site will be conducted by Aastrom and BRI.

              To ensure that the Principal Investigator and his staff understand and accept their defined responsibilities, the Clinical Monitor will maintain regular correspondence and perform periodic site visits during the course of the study to verify the continued acceptability of the facilities, compliance with the investigational plan and relevant FDA regulations, and the maintenance of complete records. Clinical monitoring will include review and resolution of missing or inconsistent results and source document checks (i.e., comparison of submitted study results to original reports) to assure the accuracy of the reported data.

              The Clinical Monitor will evaluate and summarize the results of each site visit in written reports, identifying any repeated data problems with any investigator and specifying recommendations for resolution of noted deficiencies.

            12.3.3         Termination/Close-out Procedures

                    The Clinical Monitor, BRI, will notify the investigator in writing of study completion/termination. The letter will include the reason for termination, document unresolved study discrepancies, and remind the investigator of her obligation to retain records according to FDA regulations.

                    BRI will be responsible for meeting the FDA regulations with regards to record keeping and records retention.

                    BRI will conduct a standard closure monitoring site visit. The objectives of the closing visit are:

                    verify compliance with protocol and FDA regulations; ensure accuracy and completeness of subject and administrative files; resolve any outstanding questions/problems; verify accountability for the test devices; ensure the proper disposition of test devices and completed case report forms; confirm the investigator's understanding of his/her regulatory obligations, including record retention requirements.

13.0  INVESTIGATOR OBLIGATIONS

      13.1  Principal Investigator Responsibilities

            13.1.1         Compliance

                    The Principal Investigator is responsible for ensuring that the study is conducted according to the signed Investigator Agreement, the investigational plan, and applicable FDA regulations for protecting the rights, safety and welfare of subjects under the Investigators care. The Principal Investigator must follow the Investigator Agreement, the investigational plan, and all conditions of FDA and IRB approval.

            13.1.2         Awaiting Approval

                    Written confirmation of IRB approval must be provided to Aastrom prior to the start of the study. The Principal Investigator may determine whether potential subjects would be interested in participating in a study but may not request signature of the Informed Consent or allow any subject to participate until FDA and the reviewing IRB have approved the study.

            13.1.3  Supervising Device Use

                The Principal Investigator must supervise all use of the CPS involving human subjects and may not supply the device to any person not specifically authorized to receive it according to the investigational plan and applicable regulations.

        13.1.4        Informed Consent

                The Principal Investigator shall make known to each subject the nature, expected duration, and purpose of the study; the administration and hazards of treatment; and available alternative therapy. Signed, written Informed Consent must be obtained prior to treatment. The original will be kept by the Principal Investigator and will be subject to review by Aastrom. Subjects will be informed that their medical records will be subject to review by Aastrom and the FDA. Subjects shall be informed that they are free to refuse participation in this clinical investigation; and if they participate, that they may withdraw from the study at any time without prejudicing future care.

        13.1.5        Device Disposal

                Upon completion or termination of the study of the Principal Investigators participation in the study, or at Aastrom's request, the Principal Investigator must return to Aastrom the device(s) or otherwise dispose of the device(s) as Aastrom directs.

        13.1.6        Reporting Requirements

                Any life-threatening and/or unexpected serious (grade 3 or 4) toxicities will be reported immediately to the Study Chairman who, in turn, will notify the IRB (Surveillance Committee) and the study sponsor.

        13.1.7        Inspections and Records

                In accordance with the Investigator Agreement, the Principal Investigator shall permit authorized FDA employees to enter and inspect any site where the device or records pertaining to the device are held, and to inspect and copy all records relating to an investigation, including subject records.

        13.1.8        Investigator Records

                The Principal Investigator will maintain complete, accurate and current study records, including the following materials:

                Correspondence with FDA, Aastrom, BRI, and the IRB; Record of receipt of the device:

                         Instructions for device use;
                         Subject Records, including Informed Consent, copies of Case Report Forms and supporting documents (laboratory reports, medical records, etc.); Log Book;
                         Current study protocol and a log of any significant protocol deviations (e.g., lack of informed consent or treatment of ineligible subjects);
                         Adverse event reports;
                         Certification that the investigational plan has been approved by all of the necessary approving authorities; The approved blank informed consent form and blank subject report forms. Signed Investigator's Agreement with CV's of the Principal Investigator and all participating sub-investigators attached.

                         These records shall be maintained for a period of 2 years after the latter of the following two dates: the date on which the investigation is terminated or completed, or the date that the records are no longer required for purposes of supporting a premarket approval application or notice of completion of a product development protocol.

                 13.1.9         Investigator Reports
                         The Principal Investigator will be responsible for the following reports:
                         13.1.9.1    Unanticipated Adverse Effects
                                     The Investigator will report any serious adverse effect, death or life-threatening problems that may reasonably be regarded as caused by the CPS to Aastrom and the reviewing IRB as soon as possible but no later than 10 working days after the event. All anticipated serious adverse effects should be documented with an explanation of any medical treatment administered.

                                     An unanticipated serious adverse effect is defined as any serious adverse effect on health or safety, or any life-threatening problem or death caused by, or associated with this device, if that effect, problem, or death was not previously identified in nature, severity, or degree of incidence in this investigational plan.

                         13.1.9.2    Withdrawal of IRB Approval

                                     The Principal Investigator will immediately notify to Aastrom (within 5 working days) if, for any reason, the IRB withdraws approval to conduct the investigation.

                                     The report will include a complete
                                     description of the
                                 reason(s) for which approval was withdrawn.

                     13.1.9.3    Departure from Protocol

                                 The Principal Investigator shall notify Aastrom and the IRB of any deviation from the investigational plan made to protect the life or physical well-being of a subject in an emergency. A full report should be made as soon as possible and in no case later than 5 working days after the emergency. NOTE: Except in such an emergency, prior approval by Aastrom is required for changes in, or deviations from, the investigational plan. If such changes or deviations may affect the scientific soundness of the plan or the rights, safety or welfare of subjects, FDA and IRB approval are also required.

                     13-1.9.4    Progress Reports

                                 The Principal Investigator is required to submit progress and administrative reports to Aastrom, and to the reviewing IRB. Reports will include the number of study subjects, a summary of all adverse reactions, and a general description of the study's progress.

                     13.1.9.5    Final Report

                                 The Principal Investigator will submit a final report to Aastrom within four weeks following termination of the study or that site's participation in the study, and within three months to the IRB.

                     13.1.9.6    Other Reports

                                 Upon request, the Principal Investigator will provide accurate, complete, and current information to Aastrom Biosciences, Inc., the FDA, and to the reviewing IRB.

                     13.1.9.7    Investigator Materials Accountability

                                 All devices received and used by the Principal Investigator will be inventoried and accounted for throughout the study. The devices will be stored in a secured area. Upon study completion, all unused devices will be returned to Aastrom. A final inventory will then be performed.

                     13.1.9.8    Laboratory Normal Values

                The investigational site must maintain a current copy of normal values used by that site's clinical laboratory. The Principal Investigator must assess the clinical significance of all abnormal laboratory values. All clinically significant abnormalities must be characterized by the Principal Investigator as treatment-related, not treatment-related, or of uncertain etiology; all abnormalities judged treatment-related or of uncertain etiology must be repeated. Any abnormal values that persist should be followed at the Principal Investigators discretion. In some cases, significant changes within the normal range will require similar judgment.

      13.1.9.9  Disclosure of Data

                All information concerning this clinical study are considered confidential. The Principal Investigator agrees to use this information only to accomplish this study and will not use it for other purposes without Aastrom's written consent.

                It is understood by the Principal Investigator that the information developed in the clinical study may be disclosed as required to the United States Food and Drug Administration.

                In order to allow for the use of the information derived from the clinical studies, it is understood that there is an obligation to provide Aastrom with complete test results and all data developed in the study.

                Aastrom has no objection to the publication of the results of this study by the investigator. However, a pre-publication manuscript must be provided to Aastrom at least 30 days before the manuscript is submitted to a publisher.

                Aastrom agrees that before it publishes any results of the study, a pre-publication manuscript will be provided to the investigator for review at least 30 days prior to the submission to a publisher.

      13.1.10   Records Retention and Access

                FDA regulations require that, following completion of a clinical trial, a copy of all subject and administrative records pertaining to that study be maintained by the Investigator for 2 years after FDA approval of the investigational device, or, if no application for approval is filed or intended to be filed, for 2 years after all investigations have been completed, terminated, or discontinued, whichever time period is longer.

               Completed data records must be made available for review by Aastrom, the Clinical Monitor, and FDA. To ensure the accuracy of data submitted, it is mandatory that representatives of Aastrom and of the FDA have access to source documents (i.e., subject medical records, charts, laboratory reports, etc.). Subject confidentiality will be protected at all times.

               Aastrom reserves the right to terminate the study for refusal of the Principal Investigator to supply source documentation of work performed in this study.

14.0  REFERENCES

1. Traycoff CM, Kosak ST, Grigsby S, Srour EF. Evaluation of ex vivo expansion potential of cord blood and bone marrow hematopoietic progenitor cells using cell tracking and limiting dilution analysis. Blood. 1995;85:2059-68.

2. Sandstrom CE, Bender JG, Papoutsakis ET, Miller WM. Effects of CD34- cell selection and perfusion on ex vivo expansion of peripheral blood mononuclear cells. Blood. 1995;86:958-70.

3. Moore MAS. Expansion of myeloid stem cells in culture. Seminars in Hematology. 1995;32:183-200.

4. Verfaillie CM. Direct contact between human primitive hematopoietic progenitors and bone marrow stroma is not required for long-term in vitro hematopoiesis. Blood. 1992;79:2821-6.

5. Koller MR. Paisson MA, Manchel I. Palsson BO. Long-term culture-initiating cell expansion is dependent on frequent medium exchange combined with stromal and other accessory cell effects. Blood. 1995;86:1784-93.

6. Koller MR, Bender JG, Papoutsakis ET, Miller WM. Effects of synergistic cytokine combinations, low oxygen, and irradiated stroma on the expansion of human cord blood progenitors. Blood. 1992;80:403-1 1.

7. Haylock DN, To LB, Dowse TL, Juttner CA, Simmons PJ. Ex vivo expansion and maturation of peripheral blood CD34+ cells into the myeloid lineage. Blood. 1992;80: I 405-12.

8. Rafii S, Shapiro F, Pettengell R, et al. Human bone marrow microvascular endothelial cells support long-term proliferation and differentiation of myeloid and megakaryocytic progenitors. Blood. 1995;86:3353-63.

9. McKenna HJ, De Vries P, Brasel K, Lyman SD, Williams DE. Effect of flt3 ligand on the ex vivo expansion of human CD34+ hematopoietic progenitor cells. Blood. 1995;86:3413-20.

10. Srour EF, Brandt JE, Bdddell RA, Grigsby S, Leemhuis T, Hoffman R. Long-term generation and expansion of human primitive hematopoietic progenitor cells in vitro. Blood. 1993;81:661-9.

11. Koller MR, Bender JG, Miller WM, Papoutsakis ET. Expansion of primitive human hematopoietic progenitors in a perfusion bioreactor system with IL-3, IL-6, and stem cell factor. Sio Technology. 1993;1 1:358-63.

12. Brandt JE, Briddel RA, Srour EF, Leemhuis TS, Hoffman R. Role of c-kit ligand in the expansion of human hematopoietic progenitor cells. Blood. 1992;79:634.

13. Brugger W. Macklin W. Heimfeld S. Berenson RJ. Merteismann R. Kanz L. Ex vivo expansion of enriched peripheral blood CD34+ progenitor ce(Is by stem cell factor, interleukin-l b (IL-1 b), IL-6, IL-3, interferon-gamma, and erythropoietin. Blood. 1993;81:2579-84.

14. Killer MR, Emerson SG, Paisson BO. Large-scale expansion of human stem and progenitor cells from bone marrow mononuclear cells in continuous perfusion cultures. Blood. 1993;82:378-84.

15. Verfaillie CM, Catanzarro PM, Li W. Macrophage inflammatory protein la, interleukin 3 and diffusible marrow stromal factors maintain human hematopoietic stem cells for at least eight weeks in vitro. J Exp Med. 1994; 1 79:643-9.

16. Coutinho LH, Will A, Radford J, Schiro R, Testa NG, Dexter TM. Effects of recombinant human granulocyte colony-stimulating factor (CSF), human granulocyte macrophage-CSF, and Gibbon interleukin-3 on hematopoiesis in human long-term bone marrow culture. Blood. 1990;75:2118-29.

17. Shapiro F, Yao T-J, Raptis G, Reich L, Norton L, Moore MAS. Optimization of conditions for ex vivo expansion of CD34- cells from patients with stage IV breast cancer. Blood. 1994;84:3567-74.

18. Brugger W. Heimfeld S, Berenson RJ, Merteismann R, Kanz L. Reconstitution of hematopoiesis after high-dose chemotherapy by autologous progenitor cells generated ex vivo. NEJM. 1995;333:283-7.

19. Champlin RE, Mehra R, Gajewski J. et al. Ex vivo expanded progenitor cell transplantation in patients with breast cancer. Blood. 1995;(in press):(abs)

20. Hortobagyi GN, Bodey GP, Buzdar AU, et al. Evaluation of high dose versus standard FAC chemotherapy for advanced breast cancer in protected environment unit: a prospective randomized study. J Clin Oncol. 1987;5:354-64.

21. Hortobagyi GN. Multidisciplinary management of advanced primary and metastatic breast cancer. Cancer. 1994:74 Suppi.416-23.

22. Aisner J, Cirrincione C, Perloff M, et al. Combination chemotherapy for metastatic or recurrent carcinoma of the breast - A randomized phase III trial comparing CAF versus VATH versus VATH alternating with CMFVP: Cancer and Leukemia Group B Study 8281. J Clin Oncol. 1995; 13:1443-52.

23. Hayes DF, Henderson IC, Shapiro CL. Treatment of metastatic breast cancer: Present and future prospects. Semin Oncol. 1995; 22 Suppl. 5:5-21.

24. Henderson IC. Chemotherapy for advanced disease. In: Harris JR, Hellman S, Henderson IC, Kinne DW, eds. Breast Diseases. Philadelphia: JB Lippincott; 1987:428-79.

25. Cheson BD. Bone marrow transplant trials for breast cancer. Oncology. 1991; 5:55-62.

26. Antman K, Ayash L. Elias A, et al. A phase 11 study of high-dose cyclophosphamide, thiotepa, and carboplatin with autologous marrow support in women with measurable advanced breast cancer responding to standard-dose therapy. J Clin Oncol. 1992:10:102-10.

27. Eddy DM. High-dose chemotherapy with autologous bone marrow transplantation for the treatment of metastatic breast cancer. J. Clin Oncol. 1992: 10:657-70.

28. Broun ER, Sridhara R. Sledge GW, et al. Tandem autotransplantation for the treatment of metastatic breast cancer. Journal of Clinical Oncology. 1995:
13:2050-5.

29. Antman K, Corringhman R, De Vries E., et al. Dose intensive therapy in breast cancer. Bone Marrow Transplant. 1.092;10 Suppl. 1:67-73.

30. Bezwoda WR, Seymour L, Dansey RD. High-dose chemotherapy with hematopoietic rescue as primary treatment for metastatic breast cancer: A randomized trial. Journal of Clinical Oncology. 1995;13:2483-9.

31. Rosti G, Lasset C, Albertazzi L, et al. The EBMT data on high-dose chemotherapy in breast cancer. Bone Marrow Transplant. 1992;10 Suppi. 2:37.

32. Hryniuk WM, Bush H. The importance of dose intensity in chemotherapy of metastatic breast cancer. J Clin Oncol. 1984;2:1281-7.

33. Peters WP, Ross M. Vredenburgh JJ, et al. High-dose chemotherapy and autologous bone marrow support as consolidation after standard-dose adjuvant for high-risk primary breast cancer. J Clin Oncol. 1993;1 1:1 132-43.

34. Vaughan WP. Autologous bone marrow transplantation in the treatment of breast cancer: Clinical and technologic strategies. Semin Oncol. 1993;20 Suppi. 6:55-8.

35. Ayash LJ, Elias A. Wheeler C, et al. Double dose-intensive chemotherapy with autologous marrow and pedpheral-blood progenitor-cell support for metastatic breast cancer: A feasibility study. J Clin Oncol. 1994;12:37-44.

36. Crown J. Vahdat L. - Fennelly D, et al. High-intensity chemotherapy with hematopoietic support in breast cancer. Ann NY Acad Sci. 1993;698:378-88.

37. Dunphy FR, Spitzer G, Buzdar AU, et al. Treatment of estrogen receptor-negative or hormonally refractory breast cancer with double high-dose chemotherapy intensification and bone marrow support. J Clin Oncol. 1990;8:1207-16.

38. Hortobagyi GN, Dunphy F. Buzdar AU, Spitzer G. Dose intensity studies in breast cancer-Autologous bone marrow transplantation. Prog Clin Biol Res. 1990;354B:1 95-209.

39. Peters WP, Shpall EJ, Jones RB, et al. High dose combination alkylating agents with bone marrow support as initial treatment for metastatic breast cancer. J Clin Oncol. 1998;6:1368-76.

40. Teicher S, Cucchi C, Lee J, et al. Alkylating agents. In vitro studies of cross-resistence patterns in human tumor cell lines. Cancer Res. 1986;46:
4379-83.

41. Williams SF, Bitran JD, Kaminer 1, et al. A phase 1-11 study of bialkylator chemotherapy high-dose thioptepa and cyclophosphamide with autologous bone marrow reinfusion in patients with advanced cancer. J Clin Oncol. 1987;5:260-5.

42. Eder JP, Antman K, Elias A, et al. Cyclophosphamide and thiotepa with autologous bone marrow transplantation in patients with solid tumors. JNCI. 1988;80:1221-6.

LOYOLA UNIVERSITY MEDICAL CENTER                                       EXHIBIT C


                Schedule of Laboratory and Clinical Equipment


------------------------------------------------------------------------------------------------------------------------------------
Item                                        Supplier    Cat. No.   UNIT QTY:   UNIT/PKG:   PKG:    COST/PKG:   Total Cost:
------------------------------------------------------------------------------------------------------------------------------------
EQUIPMENT:
------------------------------------------------------------------------------------------------------------------------------------
18 degrees C to 50 degrees C thermometer       SP                      2           1        2         $36.00        $72.00
------------------------------------------------------------------------------------------------------------------------------------
neg 5 degrees C to 20 degrees C thermometer    SP                      2           1        2         $21.91        $43.82
------------------------------------------------------------------------------------------------------------------------------------
P-1000 Pipetman                              Gilson                    1           1        1        $219.50       $219.50
------------------------------------------------------------------------------------------------------------------------------------
P-200 Pipetman                               Gilson                    1           1        1        $219.50       $219.50
------------------------------------------------------------------------------------------------------------------------------------
P-20 Pipetman                                Gilson                    1           1        1        $219.50       $219.50
------------------------------------------------------------------------------------------------------------------------------------
Repeater Pipet                              Eppendorf                  1           1        1        $350.00       $350.00
------------------------------------------------------------------------------------------------------------------------------------
CPS Processor                                Aastrom                   1           1        1     $26,940.00    $26,940.00
------------------------------------------------------------------------------------------------------------------------------------
CPS Incubator                                Aastrom                   5           1        5     $15,518.00    $77,590.00
------------------------------------------------------------------------------------------------------------------------------------
Interim Monitor                              Aastrom                   1           1        1      $3,000.00     $3,000.00
------------------------------------------------------------------------------------------------------------------------------------
Gas Regulator Assembly                       Aastrom                   3           1        3        $360.00     $1,080.00
------------------------------------------------------------------------------------------------------------------------------------
Tubing Heat Sealer                            Sebra                    1           1        1      $3,298.00     $3,298.00
------------------------------------------------------------------------------------------------------------------------------------
Incubator Rack                                Metro                    2           1        2        $346.00       $692.00
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                               $113,724.32
------------------------------------------------------------------------------------------------------------------------------------

                                   EXHIBIT D
                       SCHEDULE OF CLINICAL TRIAL BUDGET




Item                                   Cost per patient
----                                   ----------------
Supplies                                      $  190.00
Reagents                                         167.52
Bone Marrow Transplant Laboratory                630.00
Other                                            128.00
Labor and fringes                              2,454.45
                                              ---------
          Subtotal                             3,569.97
Indirect                                         680.03
                                              ---------
          Total                               $4,250.00
                                              =========

Institution shall invoice Aastrom on a monthly basis as patient marrows are harvested and expansion is initiated.

                                   EXHIBIT D
                         SCHEDULE OF MILESTONE PAYMENTS


COMPENSATION AMOUNT AND SCHEDULE
--------------------------------

1.   COMPENSATION AMOUNT
     -------------------

     Aastrom agrees to provide, according to the terms and conditions set forth herein, and contingent upon the conducting of the Study as specified by the Protocol, a total compensation of Forty Two Thousand Five Hundred US Dollars ($42,500), or Four Thousand Two Hundred Fifty US Dollars ($4,250) per subject according to the compensation schedule set forth below in
     Section 2 of this Exhibit D. The $4,250 per subject compensation represents any and all compensations associated with the Study. The total compensation amount is based upon the actual number of subjects to be completed and may be adjusted based upon the actual number of subjects actually completed. If a subject is removed from the Study for any reason, payment for that subject will be prorated.

2.   COMPENSATION SCHEDULE
     ---------------------

     The payee identified in Section 3 of this Exhibit D below will be remunerated according to the following schedule:

                                               Percentage       Amount
                                               -----------   ------------
                                                             (US DOLLARS)

          Initial Payment                              25%    $10,625.00

          50% Subjects Completed                       25%    $10,625.00

          All Subjects Completed                       25%    $10,625.00

          100% Subjects Case Report Forms
          Completed and Submitted                      15%    $ 6,375.00

          Final Report                                 10%    $ 4,250.00

3.   NAME AND ADDRESS OF PAYEE
     -------------------------

             Payment made to:      Loyola University Medical Center
                                   Dr. Patrick Stiff
                                   Division of Hematology/Oncology
                                   2160 South First Avenue
                                   Cancer Center - Room 240
                                   Maywood, IL  60153

4.   TERMINATED STUDY - PAYMENT OBLIGATIONS
     --------------------------------------

     If either the Institution of Aastrom terminates the Study prior to its originally planned termination date, Aastrom shall compensate the Institution based upon the portion of the Study completed at the date of termination. This partial payment will be prorated according to the number of satisfactorily completed subject visits.

                                       2